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                                                                    EXHIBIT 23.1

                         [LETTERHEAD OF MOSS ADAMS LLP]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus constituting part of this registration statement, on Form S-4 of our report dated February 22, 2005, with respect to the consolidated balance sheets of Venture Financial Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the years then ended. We also consent to the reference to our Firm under the heading "Experts" in the Prospectus filed as part of this registration statement.

/s/ Moss Adams LLP

Everett, Washington
June 10, 2005